Kewaunee Scientific Announces
Record Sales and Earnings for Second Quarter

Exchange:	NASDAQ (KEQU)	Contact:	D. Michael Parker
704/871-3290

STATESVILLE, N.C., December 3, 2008 /PRNewswire-/ — Kewaunee Scientific Corporation (Nasdaq: KEQU - News) today announced record sales and earnings for its second quarter ended October 31, 2008.

Net earnings for the quarter were $1,464,000, or $0.57 per diluted share, up 21% from net earnings of $1,212,000, or $0.47 per diluted share, for the second quarter of the prior year. Earnings benefited from increased sales and on-going manufacturing efficiencies.

Sales for the quarter were $27,732,000 up 12% from sales of $24,727,000 in the second quarter of the prior year. Sales benefited from a continuing healthy marketplace for laboratory products, both domestically and internationally. Sales from domestic operations increased to $23,785,000, up from sales of $20,080,000 in the same period last year, and sales from international operations were $3,947,000, as compared to sales of $4,647,000 in the same period last year. The decline in international operations sales resulted from customer changes in their product delivery dates.

The order backlog increased to a record $61.6 million at October 31, 2008, up from $60.4 million at the end of the previous quarter and $54.9 million at October 31, 2007.

Net earnings for the six months ended October 31, 2008 were $2,445,000, or $0.95 per diluted share, an increase of 30% from net earnings for the same period last year of $1,886,000, or $0.74 per diluted share. Sales for the six months ended October 31, 2008 were $53,127,000, an increase of 17% from sales of $45,511,000 in the same period last year. Sales from domestic operations increased to $44,798,000, up from sales of $38,094,000 in the same period last year, and sales from international operations were $8,329,000, up from sales of $7,417,000 in the same period last year.

The Company's balance sheet and liquidity continue to be strong. Bank borrowings and capital lease obligations totaled $5,557,000 million at October 31, 2008, as compared to $2,997,000 at October 31, 2007. The debt-to-equity ratio was .19-to-1, as compared to .12-to-1 at the end of the same period last year. Cash on hand was $2,690,000, as compared to $1,796,000 at the end of the same period last year. Working capital was $17,410,000, up from $14,016,000 at the end of the same period last year.

“Our second quarter record sales, earnings, and order backlog reflect solid performances in all aspects of our businesses, both domestically and internationally,” said William A. Shumaker, President and Chief Executive Officer. “Our on-going cost reduction strategies again successfully mitigated increased costs of raw materials, particularly steel and resin. Vendor pricing for steel and resin appears to have stabilized in recent weeks, albeit at the recent historically high levels. We anticipate it may take several months for any decline in steel and resin prices to make it through the business channels to our bottom line. We did experience some relief late in the quarter in our energy and transportation costs.

“Thus far, we have not noticed any significant impact of the global economic slowdown on the markets we serve, either domestically or internationally,” Mr. Shumaker continued. “Incoming orders have continued to be strong, and our quotation activity remains at high levels. We believe Kewaunee is on track for a solid third quarter, and we remain optimistic about our progress continuing in the fourth quarter.”

Kewaunee Scientific Corporation is a recognized leader in the design, manufacture, and installation of scientific and technical furniture. The Company's corporate headquarters and domestic manufacturing facilities are located in Statesville, North Carolina. The Company also has subsidiaries in Singapore and Bangalore, India that serve the Asian and Middle East markets. Kewaunee Scientific's website is located at http://www.kewaunee.com.

Certain statements in this release constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could significantly impact results or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, economic, competitive, governmental, and technological factors affecting the Company’s operations, markets, products, services, and prices.

[see financial information on back of page]

Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	October 31		October 31
	2008	2007	2008	2007

Net sales	$27,732	$24,727	$53,127	$45,511
Cost of products sold	21,713	19,174	41,757	35,695

Gross profit	6,019	5,553	11,370	9,816

Operating expenses	3,858	3,370	7,444	6,518

Operating earnings	2,161	2,183	3,926	3,298

Other income (expense)	(1)	1	(39)	4
Interest expense	(93)	(106)	(182)	(216)

Earnings before income taxes	2,067	2,078	3,075	3,086
Income tax expense	566	658	1,107	970

Earnings before minority interests	1,501	1,420	2,598	2,116
Minority interests	37	208	153	230
Net earnings	$1,464	$1,212	$2,445	$1,886

Net earnings per share
Basic	$0.57	$0.48	$0.96	$0.75
Diluted	$0.57	$0.47	$0.95	$0.74
Weighted average number of common
shares outstanding (in thousands)
Basic	2,555	2,522	2,553	2,512
Diluted	2,562	2,554	2,566	2,538

Condensed Consolidated Balance Sheets
(in thousands)

	October 31	April 30
	2008	2008
	(unaudited)
Assets
Cash and cash equivalents	$2,282	$3,784
Restricted cash	408	480
Receivables, less allowances	25,508	20,087
Inventories	6,866	6,984
Prepaid expenses and other current assets	1,419	1,847
Total current assets	36,483	33,182
Net property, plant and equipment	11,676	11,825
Other assets	5,109	5,599
Total Assets	$53,268	$50,606

Liabilities and Stockholders’ Equity
Short-term borrowings	$4,966	$4,551
Current obligations under capital leases	314	323
Accounts payable	8,687	8,929
Other current liabilities	5,106	3,459
Total current liabilities	19,073	17,262
Other non-current liabilities	5,857	6,397
Total stockholders’ equity	28,338	26,947
Total Liabilities and Stockholders’ Equity	$53,268	$50,606